EXHIBIT 5.1

Claire Keast-Butler

+44 20 7556 4211

ckeastbutler@cooley.com

Silence Therapeutics plc

72 Hammersmith Road

London

W14 8TH

United Kingdom

20 August 2020

Ladies and Gentlemen:

Re:	Silence Therapeutics plc – Registration Statement on Form F-1 – Exhibit 5.1
1.	INTRODUCTION
1.1

We have acted as English legal advisers to Silence Therapeutics plc,  a public limited company incorporated in England and Wales (the “Company”) in connection with the registration statement on Form F-1 (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the resale by the Registered Holders (as such term is defined in the Registration Statement) of up to 53,732,291 American Depositary Shares (“ADSs”), each representing 3 ordinary shares of nominal value £0.05 each in the issued share capital of the Company (“Ordinary Shares”) and (ii) the listing of the ADSs on the Nasdaq Capital Market (the “Nasdaq Listing”). We have taken instructions solely from the Company.

1.2	We are rendering this letter to you in connection with the Registration Statement (as defined above).
1.3

Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Registration Statement and headings are for ease of reference only and shall not affect interpretation.

1.4

All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

2.	DOCUMENTS

For the purpose of issuing this letter, we have examined such matters of fact and questions of law as we have considered appropriate. We have reviewed, amongst other things, the following documents:

2.1	a copy of the Registration Statement confidentially submitted to the SEC on 22 June 2020, amended on 31 July 2020 and publicly filed with the SEC on 20 August 2020; and
2.2

a certificate dated 20 August 2020 signed by the Company’s company secretary (the “Secretary’s Certificate”) relating to certain factual matters as at the date of the Secretary’s Certificate and having annexed thereto copies (certified by the Company’s company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(a)	a PDF copy of the current articles of association of the Company adopted on 23 July 2020 (the “Articles”);
(b)	a PDF copy of the certificate of incorporation of the Company dated 18 November 1994, a PDF copy of the certificate of incorporation on change of name of the Company dated

21 June 1999 and a PDF copy of the certificate of incorporation on change of name of the Company dated 26 April 2007;
(c)	a PDF executed copy of the minutes of a meeting of the board of directors of the Company (the “Board” or the “Directors”) held on 22 June 2020 (the “22 June Board Minutes”);
(d)	a PDF executed copy of the minutes of a meeting of the Board held on 13 July 2020 (the “13 July Board Minutes”); and
(e)

a PDF executed copy of the minutes of a meeting of the Board held on 19 August 2020 (the “19 August Board Minutes” and together with the 22 June Board Minutes and the 13 July Board Minutes, the “Board Minutes”).

3.	SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches:

3.1	an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 10:02 a.m. (London time) on 20 August 2020 (the “Online Search”); and

3.2

a telephone enquiry at the Companies Court in London of the Central Registry of Winding-up Petitions in England and Wales with respect to the Company, carried out at 10:14 a.m. (London time) on 20 August 2020 (the “Telephone Enquiry” and, together with the Online Search, the “Searches”).

4.	OPINION

Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinion set out in paragraph 6 (Scope of Opinion) and the reservations set out in paragraph 7 (Reservations), we are of the opinion that, as at today’s date, the Ordinary Shares underlying the ADSs being proposed for resale by the Registered Holders have been duly and validly authorised and issued, are fully paid and will not be subject to any call for payment of further capital.

5.	ASSUMPTIONS

In giving the opinion in this letter, we have assumed (without making enquiry or investigation) that:

5.1

all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;

5.2	where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;
5.3

the contents of the Secretary’s Certificate were true and not misleading when given and remain true and not misleading as at the date of this letter and there is no fact or matter not referred to in the Secretary’s Certificate which would make any of the information in the Secretary’s Certificate inaccurate or misleading;

5.4	the Articles remain in full force and effect as at the date of this letter;
5.5	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been so delivered;

5.6

the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made;

5.7

in relation to the allotment and issue of the Ordinary Shares, the directors of the Company from time to time have acted and will act in the manner required by section 172 of the Companies Act and the Ordinary Shares were allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and there were reasonable grounds for believing that the allotment and issue of the Ordinary Shares was in the best interests of the Company and most likely to promote the success of the Company for the benefit of its members as a whole;

5.8

there has not been any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company from time to time in relation to any allotment and issue of the Ordinary Shares;

5.9

the Company has complied with all applicable anti-terrorism, anti-money laundering, sanctions and human rights laws and regulations and that the allotment and issue of the Ordinary Shares was consistent with all such laws and regulations;

5.10

no Ordinary Shares or rights to subscribe for Ordinary Shares have been offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”), the EU Prospectus Regulation (Regulation (EU) 2017/1129) or of any predecessor legislation or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Ordinary Shares in breach of section 21 (Restrictions on financial promotion) of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

5.11

in issuing and allotting and granting rights to subscribe for the Ordinary Shares, the Company has not been carrying on a regulated activity (within the meaning of section 19 (The general prohibition) of FSMA) or any predecessor legislation;

5.12

no Ordinary Shares have at any time been allotted and issued in excess of the authorised share capital that was contained in the Company’s memorandum of association prior to 1 October 2009 or as subsequently incorporated in the Company’s articles of association as a maximum amount of shares that may be allotted by the Company, and that all of the Ordinary Shares were allotted and issued in accordance with the requirements of the Company’s memorandum and articles of association and all relevant legislation in effect as at the relevant time as applicable;

5.13

all of the Ordinary Shares were allotted and issued pursuant to a valid authority pursuant to section 551 of the Companies Act 2006, as amended (the “Companies Act”) or, prior to 1 October 2009, section 80 of the Companies Act 1985 (the “1985 Act”) and in compliance with, or pursuant to a valid disapplication of, the statutory pre-emption rights contained in section 561 of the Companies Act or, prior to 1 October 2009, section 89 of the 1985 Act.  All relevant resolutions were duly passed at general meetings or annual general meetings of the Company that were duly convened and held, at which all constitutional, statutory and other formalities were duly observed, a quorum of shareholders was present throughout and were not revoked or varied and remained in full force and effect as at the dates of allotment and issue of the relevant Ordinary Shares;

5.14

all of the Ordinary Shares have been allotted and issued pursuant to resolutions passed by the Board as constituted from time to time or a duly authorised committee thereof (to which such authority has been validly delegated in accordance with all relevant statutory provisions and the Company’s articles of association as in force as at such time) and that all such resolutions of the Board or committees of the Board were either:

(a)

duly passed at meetings of the Board or such committee, duly constituted, convened and conducted and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of directors’

interests or the power of interested directors to vote), a quorum was present throughout, the requisite majority of directors voted in favour of approving the resolutions and the resolutions passed at all such meetings of the Board or committee of the Board, as applicable, were duly adopted and were not revoked or varied and remained in full force and effect as at the dates of allotment and issue of the relevant Ordinary Shares; or

(b)

duly passed by written resolutions of the Board in accordance with the articles of association of the Company as in force as at such time, where all eligible directors of the Company (being all the directors of the Company who would have been entitled to vote on the matter had it been proposed as a resolution at a directors’ meeting, but excluding any director whose vote is not to be counted in respect of a particular matter) signed one or more copies of such written board resolutions, that all relevant statutory provisions and the articles of association in force as at such time were complied with and duly observed (including, if applicable, those relating to the declaration of directors’ interests or the power of interested directors to vote) and such resolutions were duly adopted, and have not been revoked or varied and remained in full force and effect as at the dates of allotment and issue of the relevant Ordinary Shares;

5.15	all of the Ordinary Shares were either:
(a)

allotted and issued for cash consideration (as defined in section 583(3) of the Companies Act or section 738(2) of the 1985 Act, as applicable) and such cash consideration was received in full by the Company in an amount not less than the nominal value and any premium for such Ordinary Shares; or

(b)

allotted and issued for non-cash consideration and in that case the requirements of section 593 of the Companies Act have been complied with (unless an exemption under section 594 or 595 of the Companies Act applied) or, as applicable, section 103 of the 1985 Act have been complied with (unless an exemption under that section applied) and such non-cash consideration was received in full by the Company in an amount not less than the nominal value and any premium for such Ordinary Shares;

5.16

no Ordinary Shares have been allotted in consideration for an undertaking which is to be, or may be, performed more than five years after the allotment or for an undertaking by any person to do work or perform services for the Company or any other person as payment for its shares;

5.17	any Ordinary Shares issued to a subscriber to the Company’s memorandum of association complied fully with sections 104 and 106 of the 1985 Act; and
5.18	the Company’s most recent return of allotment of shares (Form SH01) filed with Companies House on 30 June 2020 accurately sets out the current allotted and issued share capital of the Company.
6.	SCOPE OF OPINION
6.1

The opinion given in this letter is limited to English law as it would be applied by English courts (including the laws of the European Union to the extent having the force of law in England by virtue of section 1A of the European Union (Withdrawal) Act 2018 (as introduced by section 1 of the European Union (Withdrawal Agreement) Act 2020)) on the date of this letter.

6.2

We express no opinion in this letter on the laws of any other jurisdiction and, in particular, we express no opinion on the laws of the European Union as it affects any jurisdiction other than England. We have not investigated the laws of any country other than England and we assume that no foreign law (other than the laws of the European Union to the extent having the force of law in England) affects the opinion stated in paragraph 4 (Opinion).

6.3	We express no opinion as to any agreement, instrument or other document other than as specified in this letter.

6.4	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.
6.5

We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.

6.6

The opinion given in this letter is given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and is subject to each of the reservations set out in paragraph 7 (Reservations) to this letter.  The opinion given in this letter is strictly limited to the matters stated in paragraph 4 (Opinion) and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.

6.7

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.

6.8	This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.
6.9

This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinion given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.

7.	RESERVATIONS
7.1	The Online Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:
(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;
(b)	an administration order has been made; or
(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2

The Telephone Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions in England and Wales immediately or, in the case of a petition presented to a County Court in England and Wales, may not have been notified to the Central Registry of Winding-up Petitions in England and Wales and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made. We have not made enquiries of any District Registry or County Court in England and Wales.

7.3

The opinion set out in this letter is subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.
7.4	We express no opinion as to matters of fact.
7.5

We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion in the Registration Statement, or that no material facts have been omitted therefrom.

8.	REGISTRATION STATEMENT

We consent to the filing of this letter as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours faithfully

/s/ Claire Keast-Butler

Cooley (UK) LLP